Exhibit 8.1

November 25, 2009

Sompo Japan Insurance Inc.,

26-1, Nishi-Shinjuku 1-chome,

Shinjuku-ku, Tokyo 160-8338,

Japan.

Nipponkoa Insurance Company, Limited,

7-3, Kasumigaseki 3-chome,

Chiyoda-ku, Tokyo 100-8965,

Japan.

Ladies and Gentlemen:

We have acted as United States federal income tax counsel to Sompo Japan Insurance Inc. (“Sompo Japan”) and Nipponkoa Insurance Company, Limited (“Nipponkoa”) in connection with the registration and filing by Sompo Japan and Nipponkoa with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of the registration statement on Form F-4, dated November 25, 2009 (the “Registration Statement”), relating to the exchange of Sompo Japan shares and Nipponkoa shares, as the case may be, for shares of NKSJ Holdings, Inc. (the “Share Exchange”).

We have been requested to render our opinion as to certain matters set forth in the Registration Statement. For purposes of this opinion, we have reviewed the Registration Statement, other than the exhibits thereto, and have assumed with your consent that the Share Exchange will be completed in the manner set forth in the Registration Statement. In addition, in rendering this opinion, we have relied upon the representations set forth in the letter of representation from Sompo Japan to us, dated November 25, 2009, and upon the representations set forth in the letter from Nipponkoa to us, dated November 25, 2009 (together, the “Representation Letters”). In rendering this opinion, we have also assumed that (1) the representations made in the Representation Letters are, and will be as of the completion of the Share Exchange, true and complete, (2) any representation set forth in the Representation Letters qualified by knowledge, intention, belief or any similar qualification is, and will be as of the completion of the Share Exchange, true, correct and complete without such qualification and (3) the Representation Letters have been executed by an appropriate and authorized officer of Sompo Japan or Nipponkoa, respectively.

Based upon and subject to the foregoing, and our consideration of such other matters of fact and law as we have considered necessary or appropriate, we hereby confirm that, insofar as they purport to describe provisions of United States federal income tax law, the statements set forth under the caption “Taxation—Material U.S. Federal Income Tax Consequences” in the Registration Statement, subject to the qualifications set forth therein, represent our opinion as to the matters therein discussed.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/    Sullivan & Cromwell LLP